Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne, Sr. Vice President-Finance
Dover, Delaware, April 29, 2004	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2004

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended March 31, 2004.

The Company’s gross revenues increased 15.0% to $55,597,000 compared with $48,355,000 for the first quarter of 2003.  Gaming revenues, which include video lottery win and harness racing commissions, increased 13.8% or $5,752,000 entirely as a result of increased video lottery win compared with the first quarter of 2003.

The Company noted that the 15.4% growth in slot win is the largest quarterly increase since the first quarter of 2000.

Other operating revenues increased to $8,288,000 in the quarter.  Occupancy levels in the Dover Downs Hotel and Conference Center remained strong, averaging almost 93% for the first quarter.

Net earnings were $4,434,000 or $.17 per diluted share compared with $4,007,000 or $.15 per diluted share for the first quarter of 2003.

The Company’s previously announced construction and renovation projects were recently completed.  During the quarter, the casino floor was expanded to 91,000 square feet to allow for the addition of 500 slot machines, bringing the total number of machines to 2,500 at March 31, 2004.  In April of 2004, several climate controlled smoking areas were completed, and the Company’s new slot data system was installed.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “ We are very happy about the return to growth we experienced in the first quarter.  We hope to continue this trend as we should benefit more fully from the 500-slot machine expansion and our new slot data system, both of which were added throughout the first quarter.”

The Company’s financial position remained strong, as amounts outstanding pursuant to the Company’s revolving credit facility were reduced to $29,775,000 at March 31, 2004.

The Company announced yesterday that it has increased its quarterly dividend by 20% to $.06 per share.  The dividend is payable on June 10, 2004 to shareholders of record at the close of business on May 10, 2004.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – a 91,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center – featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENT OF EARNINGS
In Thousands, Except Per Share Amounts
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues:
Gaming(1)	$47,309	$41,557
Other operating	8,288	6,798
Gross revenues	55,597	48,355
Less - promotional allowances	5,037	4,156
	50,560	44,199

Expenses:
Gaming	37,652	32,521
Other operating	2,441	2,254
General and administrative	1,147	954
Depreciation	1,691	1,502
	42,931	37,231

Operating earnings	7,629	6,968

Interest expense	153	214

Earnings before income taxes	7,476	6,754

Income taxes	3,042	2,747

Net earnings	$4,434	$4,007

Net earnings per common share:
- Basic	$0.17	$0.15
- Diluted	$0.17	$0.15

Average shares outstanding:
- Basic	26,478	26,579
- Diluted	26,545	26,605

(1)

Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations.  The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEET
In Thousands
(Unaudited)

	March 31,	December 31,
	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$15,859	$14,138
Accounts receivable	3,696	1,914
Due from State of Delaware	3,328	8,670
Inventories	1,875	1,801
Prepaid expenses and other	1,335	2,414
Receivable from Dover Motorsports, Inc.	3	-
Deferred income taxes	786	878
Total current assets	26,882	29,815

Property and equipment, net	123,553	122,344
Total assets	$150,435	$152,159

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,105	$6,516
Purses due horsemen	3,213	7,957
Accrued liabilities	5,332	6,015
Payable to Dover Motorsports, Inc.	-	96
Income taxes payable	2,194	53
Deferred revenue	240	261
Total current liabilities	17,084	20,898

Notes payable to banks	29,775	31,225
Deferred income taxes	5,492	5,061

Stockholders’ equity:
Common stock	1,033	1,033
Class A common stock	1,615	1,615
Additional paid-in capital	67,454	67,454
Retained earnings	27,982	24,873
Total stockholders’ equity	98,084	94,975
Total liabilities and stockholders’ equity	$150,435	$152,159

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
In Thousands
(Unaudited)

	Three Months Ended March 31,
	2004	2003

Operating activities:
Net earnings	$4,434	$4,007
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	1,691	1,502
Amortization of credit facility origination fees	13	-
Deferred income taxes	193	192
Changes in assets and liabilities:
Accounts receivable	(1,782)	(677)
Due from State of Delaware	5,342	5,502
Inventories	(74)	(23)
Prepaid expenses and other	1,066	623
Receivable from/payable to Dover Motorsports, Inc.	(99)	(697)
Accounts payable	(411)	1,427
Purses due horsemen	(4,744)	(4,922)
Accrued liabilities	(683)	(698)
Income taxes payable	2,471	3,242
Deferred revenue	(21)	58
Net cash provided by operating activities	7,396	9,536

Investing activities:
Capital expenditures	(2,900)	(892)
Net cash used in investing activities	(2,900)	(892)

Financing activities:
Repayments of revolving debt, net	(1,450)	(3,190)
Dividends paid	(1,325)	(1,330)
Repurchase of common stock	-	(1,174)
Net cash used in financing activities	(2,775)	(5,694)

Net increase in cash and cash equivalents	1,721	2,950
Cash and cash equivalents, beginning of period	14,138	12,836
Cash and cash equivalents, end of period	$15,859	$15,786